CONTACT

Jan Drummond

847-286-8316


FOR IMMEDIATE RELEASE


SEARS REACHES SETTLEMENTS IN DEBT REAFFIRMATION ACTIONS

RESOLVES ISSUES WITH ATTORNEYS GENERAL, CLASS ACTION PLAINTIFFS,
OTHERS

BOSTON -- Sears, Roebuck and Co. today outlined terms of agreements with Attorneys General and class action plaintiffs aimed at resolving legal issues stemming from improper handling of certain debt reaffirmation agreements.

Sears detailed its comprehensive settlements in U.S. Bankruptcy Court for the District of Massachusetts. The settlements cover unfiled debt reaffirmation agreements made between 1979 and April 1, 1997, and include a restitution process for debtors who could not be identified by Sears, but who can show that they are entitled to restitution.

While some financial consequences are undetermined, Sears said the settlements will have a material effect on both the company's second quarter and full-year results. Second quarter results will be announced in mid-July.

In the settlement, Sears will refund directly to debtors the amounts collected through reaffirmation agreements that were not filed with bankruptcy courts. While the company still is in the process of identifying these debtors, it estimates that 30 to 65 percent of the reaffirmation agreements were not properly filed.
 Although precise amounts of improper collections have not yet been determined, the expected range is between $90 million and $160 million for the post-January 1, 1992 period.

                              -more-

The company also will pay accrued interest on the amounts at a 10 percent annual rate, while waiving the company's security rights to the financed purchases. The expected range of these payments is between $23 million and $40 million.

Sears also will provide a $25 million fund to be distributed to parties to the class action litigation, based on pro-rated shares of the total amount of restitution paid to all members of the class. As a result of the negotiation of the settlement, Sears agreed to set up the special fund in lieu of its original proposal to provide each affected debtor with a $100 gift certificate, which was part of the company's voluntary restitution plan announced on April 9.

In its agreement with the Massachusetts Attorney General, which is expected to be signed tomorrow and will serve as the model for separate agreements with other states, Sears agrees to pay $40 million to be shared among the states, to be used in part to fund consumer education programs nationwide.

 If the total restitution paid to affected debtors does not reach $100 million, Sears will contribute the balance to states to support bankruptcy education programs.

 Massachusetts Chief Bankruptcy Judge Carol Kenner took under advisement whether the class will be notified and whether to set a date for a fairness hearing. The Attorneys General agreements are subject to approval by state courts in each state.

Separately, the Federal Trade Commission yesterday announced a settlement agreement that is consistent with terms of today's announcement. Discussions continue between the company and the Department of Justice as part of the company's overall efforts to promptly resolve this matter.

Sears, Roebuck and Co. is a leading U.S. retailer of apparel, home and automotive products and services, with annual revenues of more than $38 billion.

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